Metropolitan Life Insurance Company

200 Park Avenue, New York, New York 10166

CONTRACT ENDORSEMENT

Group Contract No.:

Contractholder:

Effective Date:    September 1, 2025

Metropolitan Life Insurance Company (“MetLife”), a stock company, issues this endorsement to add the disclosure shown below to the above referenced group contract:

“Certain non-insured grief counseling services are included with Group Variable Universal Life(GVUL) or Group Universal Life (GUL) Insurance coverage and provided at no additional premium. MetLife has arranged for these services to be provided to Employees through a third-party service provider. MetLife is not responsible for providing or failing to provide these services nor is it liable for any negligence in the provision of such services by the third-party service provider.”

This endorsement is to be attached to and made a part of the contract. This endorsement is subject to the terms and provisions of the contract.

/s/ Michel Khalaf Michel Khalaf President

GPEND13-06 l/gc